UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2018

COLONY BANKCORP, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-12436	58-1492391
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
115 South Grant Street, Fitzgerald, Georgia		31750
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (229) 426-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2018, Colony Bankcorp, Inc. (the “Registrant”) and its wholly-owned subsidiary, Colony Bank (the “Bank” and, together with the Registrant, “Colony”), announced that Mr. Edward P. Loomis, Jr., its President and Chief Executive Officer, will retire from his position of President and Chief Executive Officer of the Company effective July 30, 2018, and will retire from the Company effective September 18, 2018. Mr. Loomis will remain on Colony’s Board of Directors through his current term ending in May of 2019.

Also on July 30, 2018, Colony announced that Mr. T. Heath Fountain will replace Mr. Loomis as its President and Chief Executive Officer, effective as of July 30, 2018. Prior to his appointment at Colony, Mr. Fountain, age 43, served as President and Chief Executive Officer of Planters First Bank from July 2015 to July 2018. Prior to joining Planters First Bank, Mr. Fountain served as Chief Financial Officer of Heritage Financial Group and HeritageBank of the South from January 2007 to July 2015.

No family relationships exist between Mr. Fountain and any of Colony’s directors or executive officers. There are no arrangements between Mr. Fountain and any other person pursuant to which Mr. Fountain was selected as an officer, nor are there any transactions to which Colony is or was a participant and in which Mr. Fountain has a material interest subject to disclosures under Item 404(a) of Regulation S-K.

Colony has entered into an employment agreement with Mr. Fountain (the “Employment Agreement”), which agreement has a 3-year term (expiring July 30, 2021) and provides for an initial base salary of $300,000 and participation in any annual discretionary bonus and employee benefit plans available to other similarly-situated Colony employees. In addition, Colony will provide Mr. Fountain with a company car, $250,000 life insurance coverage under Colony’s group insurance policy, reimbursement for the cost of certain monthly club membership dues and a smartphone and reimbursement for expenses related thereto. Mr. Fountain will receive an initial grant of restricted shares of the Registrant’s common stock having a grant date fair value of $100,000, which shares will vest in three approximately equal annual installments on each of the first three anniversaries of Mr. Fountain’s hire date, conditioned upon Mr. Fountain’s continuing employment with Colony on each vesting date. Pursuant to the Employment Agreement, if Colony terminates Mr. Fountain’s employment other than for “cause” or “disability” or Mr. Fountain resigns for “good reason” (as such terms are defined in the employment agreement), then Colony will pay to Mr. Fountain: (i) if such termination occurs prior to a change in control or more than 12 months following a change in control, an amount equal to the base salary that Mr. Fountain would have received through the remainder of the term of the employment agreement or, if longer, for a period of twelve (12) months, payable in approximately equal installments; or (ii) if such termination occurs within 12 months following a change in control, an amount equal to 2.5 times the sum of (x) Mr. Fountain’s then-current base salary plus (y) an amount equal to the annual bonus paid by Colony to Mr. Fountain with respect to the calendar year immediately preceding the date of termination, payable in a single lump sum within 30 days, in each case subject to applicable withholdings and subject to Mr. Fountain’s compliance with certain restrictive covenants and execution and non-revocation of a general release of claims against Colony. The Employment Agreement contains certain non-competition and employee and customer non-solicitation covenants that apply during his employment with Colony and for 12 months following his termination of employment (or, if longer, the period of time during which Mr. Fountain is receiving severance pursuant to (i) above), and standard confidentiality covenants.

The foregoing summary of Mr. Fountain’s Employment Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed as an exhibit to Colony’s Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, and is incorporated herein by reference.

Item 8.01	Other Events

On July 27, 2018, the Bank entered into a definitive agreement with Planters First Bank, pursuant to which the Bank agreed to acquire a Planters First branch office located at 113 N Westover Blvd, Albany, Georgia 31707 (the “Transaction”), along with an unrelated lot of real estate in Albany, Georgia on which Colony intends to eventually build a new branch office. The purchase includes the assumption of approximately $10 million of deposits for a deposit premium of $560,000, and approximately $20 million of loans at par value (less $117,000 for reserves) and the unrelated real estate for $725,000. The Bank has also agreed to purchase some selected fixed assets associated with the branches and intends to retain the branch employees.  Subject to regulatory approval and customary closing conditions, the transaction is expected to close in the fourth quarter of 2018.

On July 30, 2018, Colony issued a press release announcing the Transaction, the retirement of Mr. Loomis, and Colony’s entry into the Employment Agreement with Mr. Fountain, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Press Release of Colony dated July 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: July 30, 2018	By	/s/ Terry L. Hester
Terry L. Hester
Chief Financial Officer

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